EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Jane Randel
212-626-3408
Jane_Randel@liz.com
CHIEF OPERATING OFFICER MICHAEL SCARPA
DEPARTS FROM LIZ CLAIBORNE INC.
Andy Warren Promoted to Executive Vice President
New York, NY, October 17, 2008: Liz Claiborne Inc. today announced that Michael Scarpa, Chief Operating Officer, will leave the company effective November 30, 2008. Additionally, Andy Warren is being promoted to Executive Vice President, Chief Financial Officer.
Mr. Scarpa will not be replaced. Rather his responsibilities will be divided among the senior management team. As Executive Vice President, Mr. Warren will add Logistics, Information Systems, Financial Operations, Special Sales, Distribution and Liz Claiborne Canada to his current role. Manufacturing and Sourcing will report directly to William L. McComb, Chief Executive Officer, Liz Claiborne Inc.
Commenting on the announcement, Mr. McComb said: “Mike has made many significant contributions to this company in his more than 25 years here. Throughout his career, it has been his multitude of skills and personal credibility that have contributed to his great success. Mike’s help in guiding Liz Claiborne through its brand-centric reorganization – an all encompassing transition that has left no area untouched – has been invaluable. With our major structural changes all but complete and key players installed in critical roles, we mutually agreed that now was the appropriate time for him to move on. We wish him well in his future endeavors.”
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Enyce, Kensie, Mac & Jac and the licensed DKNY Jeans Group. For more information visit www.lizclaiborneinc.com.
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